Exhibit 99.1

Sienna Biopharmaceuticals Reports Second Quarter 2018 Financial Results

WESTLAKE VILLAGE, Calif., Aug. 9, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA), a clinical-stage medical dermatology and aesthetics company, today reported the Company’s financial results for the second quarter of 2018.

“We are pleased to report the results of a busy second quarter,” said Frederick C. Beddingfield III, MD, PhD, President and Chief Executive Officer of Sienna Biopharmaceuticals. “Our team remains diligent and focused on our plan to deliver innovative therapies to dermatology and aesthetics practitioners and their patients. Data from our proof-of-concept trial with SNA-125 in psoriasis are expected to read out this quarter, and results from another six ongoing clinical trials from our diversified multi-asset pipeline are expected over the course of the next three quarters. With the addition of $30 million to our cash balance in late June, we continue to believe that we have enough cash to get us through all of these data readouts and into the third quarter of 2019.”

Business Highlights

On July 30, 2018, Sienna announced that pivotal acne trials with SNA-001 in conjunction with 1064 nm and 810 nm lasers did not show statistical significance on the primary and secondary endpoints. The Company expects results from a third, independent pivotal trial in acne using SNA-001 in conjunction with a 755 nm laser in the fourth quarter of 2018.

On July 24, 2018, Sienna announced results from a Phase 1b maximal use (MUse) pharmacokinetic (PK) and safety study of SNA-120 (pegcantratinib), the Company’s Phase 2b drug candidate being evaluated as a topical, nonsteroidal therapy to treat itch (pruritus) associated with psoriasis. The study, using an assay five times more sensitive than previously available, demonstrated minimal to no detectable systemic exposure after twice-daily topical application of SNA-120 under maximal use conditions in patients with high body surface area involved (20 percent or greater), with no accumulation of SNA-120 in the plasma. Improvements in pruritus and psoriasis were observed in exploratory efficacy analyses. For example, in a post hoc analysis, approximately 57 percent of subjects had at least a 4-grade improvement in the Itch Numeric Rating Scale (I-NRS). However, these efficacy data should be interpreted with caution, as this was a small, four-week study with no vehicle comparator. There were no associated clinically relevant changes in overall safety parameters (eg, laboratory assessments, vital signs and electrocardiograms [QTc duration]). A total of nine subjects reported 12 adverse events (AEs), only one of which was deemed related to the study drug and which was categorized as mild pruritus. Additionally, there were no dermal tolerability issues, no subject discontinuations due to an AE and no severe AEs or serious AEs (SAEs).

On June 29, 2018, Sienna entered a $40 million term loan agreement with Silicon Valley Bank. Sienna drew $30 million on closing. Sienna will make interest-only payments for the first 24 months of the 60-month loan term.

On May 17, 2018, Sienna presented at International Investigative Dermatology 2018 pre-clinical data from the Company’s topical product candidate SNA-125, a novel, selective kinase inhibitor currently in Phase 1/2 proof-of-concept clinical trials for psoriasis and atopic dermatitis. The data were presented as a Late-Breaking Poster entitled “SNA-125, a Novel Selective Kinase Inhibitor, Improves Clinical Symptoms in a Mouse Model of Psoriasis.”

Sienna’s pipeline currently includes five clinical-stage programs:

(from the Company’s Topical by Design™ platform)

•	SNA-120 for the treatment of pruritus associated with psoriasis and the underlying psoriasis; Phase 2b top-line results expected in the first quarter of 2019

•	SNA-125 for the treatment of atopic dermatitis; Phase 1/2 proof-of-concept results expected in the fourth quarter of 2018

•	SNA-125 for the treatment of psoriasis; Phase 1/2 proof-of-concept results expected in the third quarter of 2018

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the reduction of light-pigmented hair

○	pivotal results with the 1064 nm wavelength laser expected in the fourth quarter of 2018

○	pivotal results with the 810 nm and with the 755 nm wavelength lasers expected in the first quarter of 2019

•	SNA-001 for the treatment of acne

○	pivotal results with the 755 nm wavelength laser expected in the fourth quarter of 2018

Selected Financial Results

Total operating expenses for the three months ended June 30, 2018, were approximately $21.7 million, which includes research and development (R&D) expenses totaling approximately $15.7 million and general and administrative (G&A) expenses totaling approximately $6.0 million. Total operating expenses for the three months ended June 30, 2017, were approximately $11.3 million, which included R&D expenses totaling approximately $6.7 million and G&A expenses totaling approximately $4.6 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the initiation of clinical trials for SNA-120 and for SNA-125. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs and expenses related to marketing research, offset by a reduction in professional fees.

Total operating expenses for the six months ended June 30, 2018, were approximately $40.1 million, which includes R&D expenses totaling approximately $28.7 million and G&A expenses totaling approximately $11.5 million. Total operating expenses for the six months ended June 30, 2017, were approximately $20.3 million, which included R&D expenses totaling approximately $11.6 million and G&A expenses totaling approximately $8.6 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the initiation of clinical trials for SNA-120 and for SNA-125. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs.

Cash burn during the three months ended June 30, 2018, was approximately $15.8 million. Cash burn during the six months ended June 30, 2018, was approximately $30.2 million. Sienna’s cash and cash equivalents as of June 30, 2018, totaled approximately $74.9 million, which includes the addition of $30 million from the Company’s term loan agreement with Silicon Valley Bank.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop a unique, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements by Sienna’s Chief Executive Officer and other statements regarding the timing of data readouts from Sienna’s clinical programs and the sufficiency of the Company’s cash resources and related operating cash runway. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$15,692	$6,704	$28,672	$11,622
General and administrative	5,976	4,562	11,473	8,638

Total operating expenses	21,668	11,266	40,145	20,260

Loss from operations	(21,668)	(11,266)	(40,145)	(20,260)
Other income (expense)	1,429	(1,672)	2,803	(2,833)

Net loss before taxes	(20,239)	(12,938)	(37,342)	(23,093)
Income tax benefit	—	81	—	127

Net loss	$(20,239)	$(12,857)	$(37,342)	$(22,966)

Per share information:
Net loss, basic and diluted[1]	$(1.00)	$(6.50)	$(1.84)	$(11.81)

Basic and diluted weighted average shares outstanding[2]	20,289	1,978	20,258	1,944

[1]	Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.
[2]	As of June 30, 2018, there were 20,799,794 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$74,887	$74,467
Working capital	64,296	69,105
Total assets	135,720	136,847
Total current liabilities	13,345	8,241
Total liabilities	80,186	45,648
Accumulated deficit	123,239	85,897
Total stockholders’ equity	55,534	91,199

Contact:

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

Crystal Muilenburg

cmuilenburg@siennabio.com

818-584-1035

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com